EXHIBIT 99.1


                                                                  [Crestar logo]

News
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Contact: Barry Koling                       Eugene S. Putnam, Jr.
         Corporate Communications           Investor Relations
         (804) 782-7845                     (804) 782-5619


For Release July 9, 1998

Fleet Financial Group To Purchase Block of Crestar Bank Card Accounts

Richmond, Virginia -- Crestar Bank announced today that Fleet Financial Group will purchase an unspecified portion of Crestar's $1.1 billion bank card portfolio. The accounts and balances represent performing loans to borrowers located outside Crestar's primary geographic market of Virginia-Maryland-Washington, D.C. Crestar continues as a major provider of bank cards and other consumer finance products.

Under terms of the transaction announced today, Crestar anticipates recording a gain, net of transaction costs, of approximately $54 million. Crestar anticipates a portion of the gain will be used to cover certain incremental expenses during the third quarter of 1998, with the balance reflected in third quarter earnings.

"The sale of this portion of our bank card portfolio is consistent with Crestar's stated strategy of focusing primarily on providing a wide range of financial services to customers in our geographic footprint," said William V. Bunting, Crestar's Group Executive Vice President for Consumer Finance. Mr. Bunting said the decision to sell a portion of the bank card portfolio was made as part of Crestar's process of "always looking at individual business lines to ensure consistency with corporate strategic considerations."

Mr. Bunting said approximately 75 employees are affected by the sale but that no layoffs will occur. All employees involved will be offered opportunities to fill existing and upcoming vacancies within Crestar.

Crestar Bank is a unit of the $26.2 billion-asset Crestar Financial Corporation, based in Richmond, Virginia. Crestar offers a broad range of financial services to consumers, businesses, institutions and governmental customers in Virginia, Maryland and Washington, D.C. Crestar's multi-channel distribution system includes 396 banking offices, 684 ATMs and a complete range of 24-hour electronic banking alternatives such as telephone, PC and Internet banking. Other Crestar subsidiaries provide insurance, mortgage banking, equipment and automobile leasing and full-service securities and investment advisory services.

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